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                                                                    EXHIBIT 2.18


                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), dated as of September 15, 1995, is made and entered into by and between Jones Intercable, Inc., a Colorado corporation ("JIC"), and Jones Cable Holdings, Inc., a Colorado corporation ("JCH").

                                    RECITALS

     A. JCH is a wholly-owned subsidiary of JIC and was formed to be the principal legal entity within JIC to own and operate cable television systems in the United States. In furtherance of this purpose, JIC intends to convey to JCH certain cable television systems that it owns, as well as the stock of the JIC subsidiaries which own cable television systems.

     B. JIC is party to: (i) that certain Purchase and Sale Agreement, dated as of August 11, 1995 (the "Tampa Purchase Agreement"), with Cable TV Fund 12-BCD Venture ("12-BCD"), pursuant to which JIC agreed to purchase from 12-BCD the assets of the cable television system operating in Tampa, Florida; (ii) that certain Purchase and Sale Agreement, dated as of August 11, 1995 (the "Orangeburg Purchase Agreement"), with Jones Cable Income Fund 1-B, Ltd. ("Fund 1-B"), pursuant to which JIC agreed to purchase from Fund 1-B the assets of the cable television system operating in and around Orangeburg, South Carolina;
(iii) that certain Purchase and Sale Agreement, dated as of August 11, 1995 (the "Carmel Purchase Agreement"), with IDS/Jones Growth Partners 87-A, Ltd. ("87-A"), pursuant to which JIC agreed to purchase from 87-A the assets of the cable television systems operating in and around Carmel, Indiana; (iv) that certain Purchase and Sale Agreement, dated as of September 5, 1995 (the "Ripon Purchase Agreement"), with Jones Spacelink Income/Growth Fund 1-A, Ltd. ("Fund 1-A"), pursuant to which JIC agreed to purchase from Fund 1-A the assets of the cable television system operating in and around Ripon, Wisconsin; (v) that certain Purchase and Sale Agreement, dated as of September 5, 1995 (the "Manitowoc Purchase Agreement"), with Cable TV Joint Fund 11 ("Fund 11"), pursuant to which JIC agreed to purchase from Fund 11 the assets of the cable television system operating in Manitowoc, Wisconsin; (vi) that certain Purchase and Sale Agreement, dated as of September 5, 1995 (the "Lake Geneva Purchase Agreement"), with Jones Spacelink Income/Growth Fund 1-A, Ltd. ("Fund 1-A"), pursuant to which JIC agreed to purchase from Fund 1-A the assets of the cable television system operating in and around Lake Geneva, Wisconsin; (vii) that certain Purchase and Sale Agreement, dated as of September 5, 1995 (the "Lodi Purchase Agreement"), with Jones Spacelink Income Partners 87-1, L.P. ("87-1"), pursuant to which JIC agreed to
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purchase from 87-1 the assets of the cable television systems operating in and around Lodi, Ohio; (viii) that certain Asset Exchange Agreement, dated as of August 11, 1995 (the "TWEAN Exchange Agreement"), with Time Warner Entertainment-Advance/Newhouse Partnership ("TWEAN"), pursuant to which JIC has agreed to convey to TWEAN substantially all of the assets relating to the cable television systems operating in and around Tampa, Florida, Orangeburg, South Carolina, and Carmel, Indiana, and $3.5 million in cash, and TWEAN agreed to convey to JIC substantially all of the assets relating to the cable television systems operating in and around Prince George's County, Maryland and Fairfax County (Reston), Virginia; and (ix) that certain Asset Exchange Agreement, dated as of September 1, 1995 (the "TWE Exchange Agreement"), with Time Warner Entertainment Company, L.P. ("TWE"), pursuant to which JIC agreed to convey to TWE substantially all of the assets relating to the cable systems operating in and around Hilo, Hawaii, Lodi, Ohio, Manitowoc, Wisconsin, Lake Geneva, Wisconsin, Kenosha, Wisconsin and Ripon, Wisconsin, and TWE agreed to convey to JIC substantially all of the assets of the cable television systems operating in and around Savannah, Georgia, and $4 million in cash.

     C. JIC wishes to assign its rights and obligations under the Tampa Purchase Agreement, Orangeburg Purchase Agreement, Carmel Purchase Agreement, Ripon Purchase Agreement, Manitowoc Purchase Agreement, Lake Geneva Purchase Agreement, Lodi Purchase Agreement, TWEAN Exchange Agreement and TWE Exchange Agreement (collectively, the "JIC Agreements") to JCH, and JCH is willing to accept such assignment and assume such obligations.

                                   AGREEMENTS

     In consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JIC and JCH hereby agree as follows:

     1. Assignment and Assumption. Subject to the terms and conditions of this
Agreement: (a) JIC hereby assigns, conveys and transfers to JCH all of its right, title and interest under the JIC Agreements, and (b) JCH hereby assumes and shall pay, discharge and perform all of the obligations and duties of JIC under the JIC Agreements.

     2. Further Assurances. JIC and JCH shall execute and deliver such further instruments as may be reasonably necessary to carry out the terms of this Agreement.

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     3. Governing Law. The validity, performance and enforcement of this
Agreement shall be governed by the internal laws of the State of Colorado, without giving effect to the principles of conflicts of law of such State.

                                        JONES INTERCABLE, INC.

                                        By: Ruth E. Warren
                                            ------------------------------------
                                        Title: Group Vice President/Operations
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                                        JONES CABLE HOLDINGS, INC.

                                        By: Robert S. Zinn
                                            ------------------------------------
                                        Title: Acting Vice President
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